Exhibit 99.1

FROM:	Porter, Le Vay & Rose, Inc.
Michael J. Porter, President
212-564-4700

COMPANY	John Aglialoro
CONTACT:	Chairman & CEO
508-533-4300

FOR IMMEDIATE RELEASE

CYBEX ANNOUNCES Q1 RESULTS; EPS $.04 vs $.01

MEDWAY, MA, April 25, 2006 — Cybex International, Inc. (AMEX: CYB), a leading exercise equipment manufacturer, today reported results for the first quarter ended April 1, 2006. Net sales for the first quarter 2006 were $28,912,000, compared to $24,759,000 for the corresponding 2005 period, an increase of 17%. Net income for the quarter ended April 1, 2006 was $667,000, or $0.04 per diluted share, compared to net income for the first quarter of 2005 of $119,000, or $0.01 per diluted share.

John Aglialoro, Chairman and CEO, stated, “Our first quarter results are evidence of our progress and we are confident that the continued sales growth of our existing products and a solid pipeline of new products in 2006 and beyond will continue our positive momentum. We were pleased with the reception of the new VR3 and updated Eagle strength lines as well as our new light commercial treadmill at the IHRSA trade show in March.”

Cybex International, Inc. is a leading manufacturer of premium exercise equipment for commercial and consumer use. The CYBEX product line includes a full range of both strength training and cardio training machines sold worldwide under the CYBEX brand. Products and programs are designed and engineered to reflect the natural movement of the human body, assisting each unique user – from the professional athlete to the first-time exerciser – to improve daily human performance. For more information on CYBEX and its product line, please visit the Company’s website at www.cybexinternational.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions, the resolution of litigation involving the Company, completion of the planned stock offering, and the ability of the Company to comply with the terms of its credit facilities. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated April 4, 2006.

- Financial Tables to Follow -

CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended
	April 1, 2006	March 26, 2005
Net sales	$28,912	$24,759
Cost of sales	18,361	15,904

Gross profit	10,551	8,855
As a percentage of sales	36.5%	35.8%
Selling, general and administrative expenses	9,187	8,026
Bad debt expense	75	57

Operating income	1,289	772
Interest expense, net	559	596

Income before income taxes	730	176
Income taxes	63	57

Net income	$667	$119

Basic and diluted net income per share	$0.04	$.01

Shares used in computing basic net income per share	15,158	15,105

Shares used in computing diluted net income per share	15,847	15,724

-more-

CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	April 1, 2006	December 31, 2005
ASSETS
Current assets:
Cash	$1,785	$807
Accounts receivable, net	14,523	18,320
Inventories	9,477	9,258
Prepaid expenses and other	3,504	2,707

Total current assets	29,289	31,092

Property and equipment, net	11,544	12,124
Goodwill	11,247	11,247
Other assets	1,026	1,209

	$53,106	$55,672

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$2,684	$3,929
Current portion of capital leases	433	481
Accounts payable	5,500	5,918
Accrued expenses	15,659	16,286

Total current liabilities	24,276	26,614

Long-term debt	9,059	9,730
Capital leases	252	332
Other liabilities	2,589	2,808

Total liabilities	36,176	39,484
Stockholders’ equity	16,930	16,188

	$53,106	$55,672

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